SpringWorks Therapeutics Reports Fourth Quarter and Full Year 2024 Financial Results and Highlights Recent Business Updates

– Achieved $61.5 million and $172.0 million in fourth quarter and full year 2024 OGSIVEO® (nirogacestat) U.S. net product revenues, respectively –

– Received FDA approval of GOMEKLI™ (mirdametinib) for the treatment of adult and pediatric patients with symptomatic NF1-PN not amendable to complete resection –

– Ended 2024 with $461.9 million in cash, cash equivalents and marketable securities –

STAMFORD, Conn., February 20, 2025 – SpringWorks Therapeutics, Inc. (Nasdaq: SWTX), a commercial-stage biopharmaceutical company focused on severe rare diseases and cancer, today reported financial results for the fourth quarter and full year periods ended December 31, 2024 and provided an update on recent company developments.

“We are very pleased with the strong execution of OGSIVEO in 2024 and believe that we are still in the early stages of realizing the full potential of our opportunity to serve the desmoid tumor community. With the recent FDA approval of GOMEKLI for adults and children with NF1-PN, we believe we are ready to deliver another strong launch and are delighted that the broad label enables us to help patients throughout their treatment journey,” said Saqib Islam, Chief Executive Officer of SpringWorks. “In parallel with our U.S. launches, we are working with urgency to bring our medicines to patients globally and are advancing a diversified pipeline across a variety of indications that provide the potential for us to develop important therapeutic advances for patients who are currently underserved.”

Recent Business Highlights and Upcoming Milestones

OGSIVEO® (Nirogacestat)

•Continued strong commercial execution of the OGSIVEO launch in the U.S. with fourth quarter and full-year 2024 U.S. net product revenue for OGSIVEO of $61.5 million and $172.0 million, respectively.
•A Marketing Authorization Application (MAA) for nirogacestat for the treatment of adult patients with desmoid tumors is under review with the European Medicines Agency (EMA). If approved, SpringWorks expects to launch OGSIVEO following reimbursement authorization in individual EU countries, beginning with Germany in mid-2025.
•Presented long-term follow-up data from the Phase 3 DeFi trial of nirogacestat in adults with progressing desmoid tumors at the 2024 Connective Tissue Oncology Society Annual Meeting, which highlighted further reductions in tumor size, increase in objective response rate, sustained improvement in desmoid tumor symptoms, and consistent safety profile. SpringWorks expects to publish these data in a peer-reviewed journal in 2025.
•SpringWorks expects to report initial data from the Phase 2 trial evaluating nirogacestat as a monotherapy in patients with ovarian granulosa cell tumors in the first half of 2025.
•SpringWorks continues to support several industry and academic collaborator studies evaluating nirogacestat as part of B-cell maturation antigen (BCMA) combination therapy regimens across treatment lines in patients with multiple myeloma.

GOMEKLI™ (Mirdametinib)

•On February 11, 2025, SpringWorks received U.S. Food and Drug Administration (FDA) approval for GOMEKLI, an oral MEK inhibitor, for the treatment of adult and pediatric patients 2 years of age and older with neurofibromatosis type 1 (NF1) who have symptomatic plexiform neurofibromas (PN) not amenable to complete resection. GOMEKLI is the first and only medicine approved for both adults and children with NF1-PN. With the approval, SpringWorks was granted a rare pediatric disease priority review voucher (PRV) by the FDA.
•GOMEKLI is now available through a specialty pharmacy and specialty distributor network in the United States.
• An MAA for mirdametinib for the treatment of adults and children with NF1-PN is under review with the EMA. If approved, SpringWorks expects to begin its initial launch in the European Union in 2025.
•A Phase 2 study evaluating mirdametinib in pediatric and young adult patients with low-grade gliomas (LGG) is ongoing and enrolling patients.

Emerging Pipeline

•A Phase 1b trial of brimarafenib and Amgen’s EGFR inhibitor, panitumumab, in colorectal and pancreatic cancer patients with known MAPK pathway mutations is ongoing. Brimarafenib is an investigational, selective RAF dimer inhibitor being developed by MapKure, LLC, a joint venture between SpringWorks and BeiGene, Ltd.
•SpringWorks is continuing to enroll patients in a Phase 1 trial of SW-682, an investigational novel, oral, potent, and selective pan-TEAD inhibitor, in Hippo-mutant solid tumors.
•SpringWorks obtained an exclusive, global license from Rappta Therapeutics Oy for a first-in-class molecular glue of specific Protein Phosphatase 2A (PP2A) complexes. PP2A mutations represent a class of targetable oncogenic drivers in molecularly defined subsets of uterine cancer patients with high unmet need. In preclinical models of PP2A mutant uterine cancer, SW-3431 (formerly RPT04402) showed rapid, deep and durable tumor regressions as a monotherapy. SpringWorks expects to file an Investigational New Drug (IND) application for SW-3431 by the end of 2025.

Fourth Quarter and Full Year 2024 Financial Results

•Product Revenues: OGSIVEO net product revenues were $61.5 million and $172.0 million in the fourth quarter of 2024 and full year 2024, respectively.
•Selling, General and Administrative (SG&A) Expenses: SG&A expenses were $77.1 million and $256.7 million for the fourth quarter and full year 2024, respectively, compared to $59.8 million and $197.6 million for the comparable periods of 2023. The increase in SG&A expense for the fourth quarter and the full year 2024 were largely attributable to commercial readiness activities to support the U.S. launch of GOMEKLI as well as commercial activity supporting the U.S. launch of OGSIVEO.
•Research and Development (R&D) Expenses: R&D expenses were $60.2 million and $200.5 million for the fourth quarter and full year 2024, respectively, compared to $43.7 million and $150.5 million for the comparable periods of 2023. The increase in R&D expense for the fourth quarter and year ended 2024 was primarily attributable to an increase in external costs related to licensing fees, drug manufacturing, clinical trials, other research, consulting and professional services.
•Net Loss Attributable to Common Stockholders: SpringWorks reported a net loss of $77.3 million, or $1.04 per share, for the fourth quarter of 2024 and a net loss of $258.1 million, or $3.48 loss per share, for the year ended December 31, 2024. This compares to a net loss of $94.3 million, or $1.44 per share, for the fourth quarter of 2023 and a net loss of $325.1 million, or $5.15 per share for the year ended December 31, 2023.
•Cash Position: Cash, cash equivalents and marketable securities were $461.9 million as of December 31, 2024.

Additional Information

Additional information on the Company's results can be found on the Investors and Media section of the SpringWorks website at https://ir.springworkstx.com. The previously scheduled conference call and webcast has been cancelled.

About SpringWorks Therapeutics

SpringWorks is a commercial-stage biopharmaceutical company dedicated to improving the lives of patients with severe rare diseases and cancer. We developed and are commercializing OGSIVEO® (nirogacestat) as the first and only FDA-approved medicine for adults with desmoid tumors and GOMEKLI™ (mirdametinib) as the first and only FDA-approved medicine for both adults and children with neurofibromatosis type 1 associated plexiform neurofibromas (NF1-PN). We are also advancing a diverse portfolio of novel targeted therapy product candidates for patients with both solid tumors and hematological cancers.

For more information, visit www.springworkstx.com and follow @SpringWorksTx on X, LinkedIn, Facebook, Instagram, and YouTube.

SpringWorks uses its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on SpringWorks' website in the Investors & Media section. Accordingly, investors should monitor such portions of the SpringWorks website, in addition to following press releases, SEC filings and public conference calls and webcasts.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, relating to our business, operations, and financial conditions, including but not limited to current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, our development and commercialization plans, our preclinical and clinical results, the market potential of OGSIVEO for adult patients with desmoid tumors, expectations regarding timing and results of the EMA’s review of the MAA for nirogacestat, including the adequacy of the data contained in the MAA to serve as the basis for marketing approval of nirogacestat for the treatment of desmoid tumors in the European Union and the expected timing of launch of OGSIVEO in individual European Union countries, beginning in mid-2025, our plans to publish additional data from the Phase 3 DeFi clinical trial in a peer-reviewed medical journal in 2025, the potential for GOMEKLI to become an important new treatment for patients with NF1-PN, our expectations regarding the timing and results of the EMA’s review of our MAA for mirdametinib and our plans to begin its initial launch in the European Union in 2025, expectations regarding the timing and initial data from the Phase 2 trial evaluating nirogacestat in patients with recurrent ovarian granulosa cell tumors, our plans to continue to support nirogacestat as part of B-cell maturation antigen combination therapy regimens across treatment lines in patients with multiple myeloma, our plans to continue to study mirdametinib in pediatric and young adult patients with low-grade gliomas in a Phase 2 study, as well as relating to other future conditions. Words such as, but not limited to, “look forward to,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “would,” “should” and “could,” and similar expressions or words, identify forward-looking statements. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks relating to: (i) the success of our commercialization efforts with respect to OGSIVEO and GOMEKLI, (ii) our limited experience as a commercial company, (iii) our ability to obtain or maintain adequate coverage and reimbursement for OGSIVEO and GOMEKLI, (iv) the success and timing of our product development activities, including the initiation and completion of our clinical trials, (v) our expectations regarding the potential clinical benefit of OGSIVEO for adult patients with desmoid tumors who require systemic treatment and the potential clinical benefit of GOMEKLI for adult and pediatric patients with symptomatic NF1-PN not amenable to complete resection, (vi) the potential for OGSIVEO to become the new standard of care for adult patients with desmoid tumors and the potential for GOMEKLI to become the new standard of care for adult and pediatric patients with NF1-PN, (vii) estimates regarding the number of adult patients who are diagnosed with desmoid tumors annually in the U.S. and the potential market for OGSIVEO, and estimates regarding the number of adult and pediatric patients who are diagnosed with NF1-PN annually in the U.S. and the potential market for GOMEKLI, (viii) the fact that topline or interim data from clinical studies may not be predictive of the final or more detailed results of such study or the results of other ongoing or future studies, (ix) the success and timing of our collaboration partners’ ongoing and planned clinical trials, (x) the timing of our planned regulatory submissions and interactions, including the timing and outcome of decisions made by the FDA, EMA, and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies, (xi) whether EMA or other regulatory authorities will require additional information or further studies, or may fail or refuse to approve or may delay approval of our product candidates, including nirogacestat and mirdametinib, (xii) our ability to obtain regulatory approval of any of our product candidates or maintain regulatory approvals granted for our products, (xiii) our plans to research, discover and develop additional product candidates, (xiv) our ability to enter into collaborations for the development of new product candidates and our ability to realize the benefits expected from such collaborations, (xv) our ability to maintain adequate patent protection and successfully enforce patent claims against third parties, (xvi) the adequacy of our cash position to fund our operations through any time period indicated herein, (xvii) our ability to establish manufacturing capabilities, and our collaboration partners’ abilities to manufacture our product candidates and scale production, and (xviii) our ability to meet any specific milestones set forth herein.

Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise. Although we believe the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements.

For further information regarding the risks, uncertainties and other factors that may cause differences between SpringWorks’ expectations and actual results, you should review the “Risk Factors” in Item 1A of Part I of SpringWorks’ Annual Report on Form 10-K for the year ended December 31, 2024, as well as discussions of potential risks, uncertainties and other important factors in SpringWorks’ subsequent filings.

SpringWorks Therapeutics, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	Year Ended December 31,
(in thousands, except share and per-share data)	2024	2023	2022
Revenue:
Product revenue, net	$172,042	$5,447	$—
Other revenue	19,547	—	—
Total revenue	191,589	5,447	—
Operating expenses:
Cost of product revenue	12,550	422	—
Selling, general and administrative	256,652	197,551	134,552
Research and development	200,518	150,487	146,122
Total operating expenses	469,720	348,460	280,674

Loss from operations	(278,131)	(343,013)	(280,674)
Interest and other income:
Interest and other income, net	26,000	22,947	6,147
Total interest and other income	26,000	22,947	6,147
Equity method investment loss	(6,000)	(5,038)	(2,890)
Net loss	$(258,131)	$(325,104)	$(277,417)

Net loss per share, basic and diluted	$(3.48)	$(5.15)	$(5.21)
Weighted average common shares outstanding, basic and diluted	74,132,811	63,123,936	53,290,528

SpringWorks Therapeutics, Inc.

Selected Balance Sheet Data (Unaudited)

	As of December 31,
	2024	2023
(in thousands)
Cash, cash equivalents and marketable securities	$461,918	$662,588
Working Capital (1)	280,475	422,742
Total assets	587,276	725,788
Total liabilities	106,172	99,569
Accumulated deficit	(1,153,165)	(895,034)
Total stockholders’ equity	481,104	626,219
(1)We define Working Capital as current assets less current liabilities.

Contacts:

Media
Media@SpringWorkstx.com

Investors
Investors@Springworkstx.com